Exhibit (a)(1)(D)

ACTIVE POWER, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

WITHDRAWAL FORM

THIS OFFER EXPIRES AT 5:00 P.M., CENTRAL TIME, ON AUGUST 13, 2009,

UNLESS THE OFFER IS EXTENDED

You previously received (1) a copy of the Offer to Exchange Certain Options for New Options (the “Offer to Exchange”); (2) the email from James Clishem, our President and Chief Executive Officer, dated July 16, 2009; (3) this withdrawal form, together with its instructions; and (4) the election form, together with its instructions, by which you elected to ACCEPT Active Power’s offer to exchange some or all of your eligible options. You should submit this withdrawal only if you now wish to change that election and REJECT Active Power’s offer with respect to some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must fax or email the withdrawal form by the expiration date, currently expected to be 5:00 p.m., Central Time, on August 13, 2009, by doing the following:

1.	Properly complete, sign and date the withdrawal form; and

2.	Fax or email the properly completed withdrawal form to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836-4511

Email: jennifercrow@activepower.com

If you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any new options in exchange for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the plan under which they were granted, and by the existing option agreements between you and Active Power.

You may change your mind after you have submitted a withdrawal and elect to exchange some or all of your eligible options by submitting a new election form to Active Power by 5:00 p.m., Central Time, on August 13, 2009 (unless we extend the offer).

Please select the appropriate box below. To help you recall your outstanding eligible options, please refer to Personnel Summary that lists your eligible options, the grant date of your eligible options, vesting schedule of your eligible options, the exercise price of your eligible options, the maximum expiration date of the eligible options and the number of outstanding shares subject to your eligible options. If you did not receive a Personnel Summary or need an additional copy of your Personnel Summary, you may contact Jennifer Crow, our Finance Manager, by phone at (512) 744-9254, by fax at (512) 836-4511, or by email at jennifercrow@activepower.com.

☐ I wish to withdraw my election to exchange and instead REJECT the offer as to ALL of my options. I do not wish to exchange any options.

OR

☐ I wish to withdraw my election to exchange options as to my eligible options listed below (please list). Any options previously elected to be exchanged by me pursuant to this offer in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange the following listed options: (please list each option you wish to withdraw)

Grant Number	Grant Date
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________
____________________________________________	____________________________________________

SUBMIT NO LATER THAN 5:00 P.M., CENTRAL TIME, ON AUGUST 13, 2009

(UNLESS THE OFFER IS EXTENDED).

Withdrawal Form Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my withdrawal at any time by completing and submitting a new election form and/or withdrawal form no later than 5:00 p.m. Central Time, on August 13, 2009 (unless the offer is extended) and that any election form and/or withdrawal form submitted and/or received after such time will be void and of no further force and effect.

3. If my employment with Active Power terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have made prior to the termination of my employment with Active Power to exchange my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive new options.

4. I agree that decisions with respect to future grants under any Active Power equity compensation plan will be at the sole discretion of Active Power.

5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Active Power, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Active Power may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any new options and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any new options granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7. Neither my participation in the offer nor this withdrawal form shall be construed so as to grant me any right to remain in the employ of Active Power or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

8. For the exclusive purpose of implementing, administering and managing my participation in or rejection of the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Active Power and its subsidiaries and affiliates. I understand that Active Power and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Active Power, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

9. Regardless of any action that Active Power or a subsidiary or affiliate of Active Power takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Active Power and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Active Power and/or its subsidiaries. Finally, I agree to pay to Active Power or its subsidiary any amount of Applicable Withholdings that Active Power or its subsidiary may be required to withhold as a result of my participation in the offer if Active Power does not satisfy the Applicable Withholding through other means.

10. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this withdrawal in English and I agree to be bound accordingly.

11. I acknowledge and agree that none of Active Power or a subsidiary or affiliate of Active Power, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

12. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this withdrawal form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making an election to participate in or reject the offer and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Active Power upon any questions relating to the offer and this withdrawal form will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13. I further understand that if I submit my withdrawal by facsimile, Active Power intends to send me a confirmation of my withdrawal via email at my Active Power email address, if any, or if none, at my personal email address as I have provided to Active Power below, within two U.S. business days after the submission of my withdrawal. If I have not received a confirmation, I understand that it is my responsibility to ensure that my withdrawal form has been received no later than 5:00 p.m. Central Time, on August 13, 2009. I understand that only responses that are complete, signed, dated and actually received by Active Power by the deadline will be accepted.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date

Employee Name (Please print)

Employee Email Address

WITHDRAWAL FORM INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Withdrawal Form.

To withdraw your election to exchange some or all of your eligible options, you must fax or email the withdrawal form by the expiration date, currently expected to be 5:00 p.m., Central Time, on August 13, 2009, by doing the following:

1.	Properly complete, sign and date the withdrawal form; and

2.	Fax or email the properly completed withdrawal form to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

The delivery of all documents, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us. We intend to confirm the receipt of your withdrawal form by email within two U.S. business days of receiving your withdrawal form. If you have not received an email confirmation that we have received your withdrawal form, it is your responsibility to confirm that we have received your withdrawal form. Only responses that are properly completed, signed, dated and actually received by Active Power by the deadline by fax at (512) 836-4511 or email at jennifercrow@activepower.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those eligible options before the expiration date. Tenders to re-elect to exchange eligible options may be made at any time on or before the expiration date. If Active Power extends the offer beyond that time, you may re-tender your eligible options at any time until the extended expiration date of the offer. The exception to this rule is that if we have not accepted your properly tendered options by 11:00 p.m., Central Time, on September 10, 2009, you may withdraw your options at any time thereafter.

To re-elect to tender the withdrawn eligible options, you must fax or email a new election form after the last withdrawal form you submit but on or before 5:00 p.m., Central Time on August 13, 2009 (unless we extend the offer), by doing the following:

1.	Properly complete, sign and date the election form; and

2.	Fax or email the properly completed election form to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

Your awards will not be deemed properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date by delivery of a new election form following the procedures described in the instructions to the election form. Such new election form must be received by us after any election form and any withdrawal form you previously have submitted. Upon the receipt of such a new, properly completed election, any previously submitted election forms and/or withdrawal forms will be disregarded and will be considered replaced in full by the new election form. Since any prior election form will be disregarded, your new election form must indicate all eligible options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election form and/or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an email confirmation of receipt of this withdrawal form, by completing and submitting this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

4.	Signatures on this Withdrawal Form.

The withdrawal form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Active Power of the authority of that person to act in that capacity must be submitted with this election.

5.	Other Information on this Withdrawal Form.

In addition to signing the withdrawal form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.

6.	Requests for Assistance or Additional Copies.

Any questions should be directed to:

John K. Penver

Chief Financial Officer

Active Power, Inc.

Tel: (512) 744 9234

Fax: (512) 836 4511

Email: johnpenver@activepower.com

Any requests for additional copies of the Offer to Exchange or this election form may be directed to:

Jennifer Crow

Finance Manager

Active Power, Inc.

Phone: (512) 744 9254

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

Copies will be furnished promptly at Active Power’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawals. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. No withdrawals of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received no later than 5:00 p.m., Central Time, on August 13, 2009 (unless the offer is extended), via facsimile or Active Power’s offer website by:

Jennifer Crow

Finance Manager

Active Power, Inc.

Fax: (512) 836 4511

Email: jennifercrow@activepower.com

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the email from James Clishem, our President and Chief Executive Officer, dated July 16, 2009, the election form, together with its instructions, and this withdrawal form, together with its instructions, before deciding whether or not to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 and Schedules C through G of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.